UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2007

BE AEROSPACE, INC.
(Exact name of registrant as specified in charter)

DELAWARE	0-18348	06-1209796
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 Corporate Center Way, Wellington, Florida		33414
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (561) 791-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 30, 2007, BE Aerospace, Inc. (the “Company”) provided a notice to The Bank of New York under the indenture dated as of April 17, 2001 (the “Indenture”) between the Company and The Bank of New York, as trustee, relating to the Company’s outstanding 8 7/8% Senior Subordinated Notes due 2011 (the “Notes”) that the Company will, pursuant to the optional redemption provisions contained in Article 11 of the Indenture, redeem all of the outstanding Notes on May 1, 2007 at 102.9583% of par. The outstanding principal amount of the Notes is $250,000,000. The total redemption amount will include the outstanding principal amount of the Notes, plus interest at an annual rate of 8 7/8% up to the date of redemption. A copy of the Notice of Full Redemption relating to the redemption of the Notes is attached hereto as Exhibit 99.1.

Item 5.04	Temporary Suspension of Trading Under Registrant’s Employee Benefit Plan.

On March 30, 2007, the Company sent a notice to its directors and executive officers informing them of a blackout period pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002.

The blackout period is imposed in connection with the transitioning the record keeping services for the BE Aerospace, Inc. Hourly Tax Sheltered Plan and the BE Aerospace, Inc, Savings Plan. The blackout period is expected to begin on April 26, 2007 and end on May 2, 2007. During the blackout period, affected directors and executive officers of the Company will be prohibited, directly or indirectly, from acquiring, disposing of or transferring any equity securities of the Company acquired by them in connection with their service and/or employment with the Company in such capacities.

A copy of the notice is attached hereto as Exhibit 99.2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BE AEROSPACE, INC.

Date: March 30, 2007	By:	/s/ Thomas P. McCaffrey

Name: Thomas P. McCaffrey Title: Senior Vice President of Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Notice of Full Redemption dated March 30, 2007
99.2	Notice to directors and executive officers of BE Aerospace, Inc. dated March 30, 2007